                                                                  Exhibit (h)(2)

                                 ADMINISTRATION AGREEMENT


         THIS ADMINISTRATION AGREEMENT is made as of this 2nd day of July, 1999, by and between The Parkstone Advantage Fund, a Massachusetts business trust, (the "Trust"), and SEI Investments Mutual Funds Services (the "Administrator"), a Delaware business trust.

         WHEREAS, the Trust is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of Common Stock; and

         WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to such portfolios of the Trust as the Trust and the Administrator may agree on ("Portfolios") and as listed on the schedules attached hereto ("Schedules") and made a part of this Agreement, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

         ARTICLE 1. RETENTION OF THE ADMINISTRATOR. The Trust hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

         The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

         ARTICLE 2. ADMINISTRATIVE AND ACCOUNTING SERVICES. The Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, on behalf of the Trust, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. All services provided hereunder shall be in conformity with the Declaration of trust, Bylaws, resolutions and other instructions of the Board of trustees and the current prospectuses and statements of additional information of the Portfolios. The Administrator agrees to furnish the services set forth herein in return for the compensation provided in Article 4 of this Agreement. The determination of compliance with the requisite service level standards shall be the responsibility of the Board of Trustees of the Trust. The Administrator shall provide the Trustees of the Trust with such reports regarding investment performance and compliance with investment policies and applicable laws, rules and regulations as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities, except with respect to the Portfolios' compliance with investment objective and policies.

         The Administrator shall provide the Trust with administrative services, regulatory reporting, fund accounting and related portfolio accounting services as set forth on Schedule II of this Agreement, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Trustees' meetings) for handling the affairs of the Portfolios and such other services as the Trustees may, from time to time, reasonably request and the Administrator shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Trust's Board of Trustees (the "Trustees"), the Administrator shall make reports to the Trustees concerning the performance of its obligations hereunder.

Without limiting the generality of the foregoing, the Administrator shall:

         (A) calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighed maturity;

         (B) assist Trust counsel with the preparation of prospectuses, statements of additional information, registration statements, and proxy materials;

         (C) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Trust's shares with state securities authorities, monitor sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Trust's shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trust and the Trust's shares with state securities authorities to enable the Trust to make a continuous offering of its shares;

         (D) develop and prepare communications to shareholders, including the annual report to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to Trust shareholders, and supervise and facilitate the solicitation of proxies solicited by the Trust for all shareholder meetings, including tabulation process for shareholder meetings;

         (E) coordinate with Trust counsel the preparation of, and administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, and transfer agent;

         (F) maintain the Trust's general ledger and prepare the Trust's financial statements, including expense accruals and payments, determine the net asset value of the Trust's assets and of the Trust's shares, and supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to shareholders;

         (G) calculate performance data of the Trust and its portfolios for dissemination to information services covering the investment company industry;

         (H) coordinate and supervise the preparation and filing of the Trust's tax returns;

         (I) At the request of the Trustees, examine and review the operations and performance of the various organizations providing services to the Trust or any Portfolio of the Trust, and report to the Trustees;

         (J) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Trust's semi-annual and annual reports to shareholders;

         (K) provide internal legal and administrative services as requested by the Trust from time to time;

         (L) assist with the design, development, and operation of the Trust, including new portfolio and class investment objectives, policies and structure;

         (M) provide individuals acceptable to the Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trustees;

         (N) advise the Trust and its Trustees on matters concerning the Trust and its affairs;

         (O) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust's Board of Trustees;

         (P) monitor and advise the Trust and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

         (Q) perform all administrative services and functions of the Trust and each Portfolio to the extent administrative services and functions are not provided to the Trust or such Portfolio pursuant to the Trust's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement and transfer agent agreement;

         (R) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and the Administrator shall determine desirable; and

         (S) prepare and file with the SEC the semi-annual report for the Trust on Form N-SAR and all required notices pursuant to Rule 24f-2.

Also, the Administrator will perform other services for the Trust as agreed from time to time, including, but not limited to performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay the Administrator's or out-of-pocket expenses.

         In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request.

         In the event that the Administrator cannot perform the services required by this Agreement, SEI, the parent of the Administrator shall succeed to the rights, duties, obligations and liabilities of the Administrator hereunder, and may without limitation and whenever it deems necessary or appropriate, subcontract, delegate or assign its rights, duties, obligations and liabilities hereunder to subsidiaries or affiliates of the Administrator following notice to the Trust. Such actions shall discharge the Administrator or SEI from its obligations hereunder.

         ARTICLE 3.  ALLOCATION OF CHARGES AND EXPENSES.

         (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

         (B) THE TRUST. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or the investment adviser to the Trust or any affiliated corporation of the Administrator or the investment Adviser, the costs of Trustees' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

         ARTICLE 4.  COMPENSATION OF THE ADMINISTRATOR.

         (A) ADMINISTRATION FEE. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Trust shall pay to the Administrator compensation at an annual rate specified in the Schedule. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Trust shall also reimburse the Administrator for its reasonable out-of-pocket expenses.

         If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         (B) COMPENSATION FROM TRANSACTIONS. The Trust hereby authorizes any entity or person associated with the Administrator which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11 (a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T) (a) (2) (iv).

         (C) SURVIVAL OF COMPENSATION RATES. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other agents of the Administrator as well as that corporation itself.)

         So long as the Administrator, or its agents, acts in good faith and with due diligence the Trust assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly from any action which the Administrator takes or does not take (i) at the request, on the direction of or in reliance on the advice of the Trust pursuant to this agreement or (ii) upon oral or written instructions. The indemnity provision set forth herein shall survive the termination of this Agreement.

         The Administrator may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with the written opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Trust until receipt of written notice thereof from the Trust.

         ARTICLE 6. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a Shareholder or otherwise.

         ARTICLE 7. CONFIDENTIALITY. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its prior, present or potential Shareholders and relative to the Adviser and its prior, present or potential customers, except, after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         ARTICLE 8. EQUIPMENT FAILURES. In the event of equipment failures beyond the Administrator's control, the Administrator shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         ARTICLE 9. YEAR 2000 COMPLIANT. The Administrator warrants that all software code owned by or under the Administrator's control, used in the performance of the Administrator's obligations under this contract, will be Year 2000 compliant. For purposes of this paragraph, "Year 2000 Compliant" means that the software will continue to operate beyond December 31, 1999 without creating any logical or mathematical inconsistencies concerning any date after December 31, 1999 and without decreasing the functionality of the system applicable to dates prior to January 1, 2000 including, but not limited to, making changes to [a] date and data century recognition; [b] calculations which accommodate same- and multi-century formulas and date values; and [c] input/output of date values which reflect century dates. All changes described in this paragraph will be made at no additional cost to the Trust.

         ARTICLE 10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Administrator undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

         ARTICLE 11. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective on the date set forth above in the Schedules and shall remain in effect until May 1, 2001 (the "Initial Term"). This Agreement may be renewed for subsequent terms upon the agreement of the parties (each, a "Renewal Term"), unless terminated in accordance with the provisions of this Article 11. This Agreement may be terminated only: (a) by the mutual written agreement of the parties; (b) by either party hereto on 90 days' written notice, as of the end of the Initial Term or the end of any Renewal Term; (c) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (d) effective upon the liquidation of the Administrator; or (e) as to any Portfolio or the Trust, effective upon the liquidation of such Portfolio or the Trust, as the case may be. For purposes of this Article 11, the term "liquidation" shall mean a transaction in which the assets of the Administrator, the Trust or a Portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

         This Agreement shall not be assignable by the Administrator, without the prior written consent of the Trust, except to an entity that is controlled by, or under common control, with, the Administrator.

         Upon termination of this Agreement, the Administrator shall use its best efforts to assist in the transfer of its responsibilities hereunder to any successor administrator without additional compensation (it being understood that they would be reimbursed for their reasonable out-of-pocket expenses).

         ARTICLE 12. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         ARTICLE 13. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.

         ARTICLE 14. DEFINITIONS OF CERTAIN TERMS. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 15. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at National City Bank, 1900 East Ninth Street, Cleveland Ohio 44114, with a copy to:

         W. Bruce McConnel, III, Esquire
         Drinker Biddle & Reath, LLP
         1345 Chestnut Street
         Philadelphia, Pennsylvania 19107;

         and if to the Administrator at 1 Freedom Valley Drive, Oaks, Pennsylvania, 19456.

         ARTICLE 16. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 17. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 18. LIMITATION OF LIABILITY. The Administrator is hereby expressly put on notice of the limitation of liability as set forth in Article XI of the Trust's Declaration of Trust and agrees that the obligations pursuant to this Agreement of a particular Portfolio and of the Trust with respect to that Portfolio shall be limited solely to the assets of that Portfolio, and the Administrator shall not seek satisfaction of any such obligation from any other Portfolio, the shareholders of any Portfolio, the Trustees, officers, employees or agents of the Trust, or any of them.

         ARTICLE 19. BINDING AGREEMENT. This Agreement, and the rights and obligations of the parties and the Portfolios hereunder, shall be binding on, and inure to the benefit of, the parties and the Portfolios and the respective successors and assigns of each of them.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                   The Parkstone Advantage Fund

                                   By:
                                       ---------------------------

                                   Attest:
                                          ------------------------

                                   SEI Investments Mutual Fund Services

                                   By:
                                       ---------------------------
                                   Attest:
                                          ------------------------

                                    SCHEDULE

                         TO THE ADMINISTRATION AGREEMENT

                               DATED JULY 2, 1999
                                     BETWEEN
                   THE PARKSTONE ADVANTAGE FUND (THE "TRUST")
                                       AND
                      SEI INVESTMENTS MUTUAL FUND SERVICES


Portfolios:       This Agreement shall apply to all Portfolios of the Trust as set forth below (collectively, the "Portfolios").

                     The following is a listing of the portfolios of the Trust:
                     Parkstone Advantage Small Capitalization Fund, Parkstone Advantage Mid Capitalization Fund, Parkstone Advantage Bond Fund, Parkstone Advantage International Discovery Fund, Armada Advantage Equity Growth Fund, and Armada Advantage Balanced Allocation Fund.

Fees: Pursuant to Article 4, Section A of the Administration Agreement, the Trust shall pay the Administrator compensation for services rendered to the Portfolios at an annual rate of .20% of the Portfolio's average daily net assets, which is calculated daily and paid monthly, prior to January 1, 2000; thereafter, the Trust shall pay the Administrator the greater of an annual rate of .20% of the Portfolio's average daily net assets, calculated daily and paid monthly, or $135,000 on aggregate net assets in the Trust.

                                (1) SCHEDULE II


                               ACCOUNTING SERVICES

          The Administrator will perform the following accounting functions:

                  (i) Journalize each Portfolio's investment, capital share and income and expense activities;

                  (ii) Receive duplicate investment buy/sell trade tickets and receivable trades with the Fund's custodian;

                  (iii) Maintain individual ledgers for investment securities;

                  (iv) Maintain historical tax lots for each security;

                  (v) Reconcile cash and investment balances of each Portfolio with the custodian, and prepare the beginning cash balance available for investment purposes;

                  (vi) Update the cash availability throughout the day as required;

                  (vii) Post to and prepare each Portfolio's statement of Assets and Liabilities and the Statement of Operations;

                  (viii) Calculate various contractual expenses (e.g., advisory and custody fees);

                  (ix) Monitor the expense accruals and notify Fund management of any proposed adjustments;

                  (x) Control all disbursements from each Portfolio and authorize such disbursements upon Written Instruction;

                  (xi) Calculate capital gains and losses;

                  (xii) Determine each Portfolio's net income;

                  (xiii)Obtain security market quotes from independent pricing services approved by the Fund, or if such quotes are unavailable, then obtain such prices from the management of the Fund, and in either case calculate the market value of each Portfolio's investment's;

                  (xiv) Transit or mail a copy of the daily portfolio valuation to each Portfolio's investment advisor;

                  (xv) Compute the net asset value of each Portfolio;

                  (xvi) As appropriate, compute the yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

                  (xvii) Prepare a monthly financial statement, which will include the following items:

                             Schedule of Investments
                      Statement of Assets and Liabilities
                            Statement of Operations
                       Statement of Change in Net Assets
                                 Cash Statement
                      Schedule of Capital Gains and Loses.